SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Name of Issuer)
                                 Certicom Corp.
                         (Title of Class of Securities)
                                  Common Stock
                             (CUSIP Number) 15691510
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications):
                                Gregory Capitolo
                             Chief Financial Officer
                                 Certicom Corp.
                           25801 Industrial Boulevard
                            Hayward, California 94545
                            Telephone: (510) 780-5400
             (Date of Event Which Requires Filing of This Statement)
                                  July 10, 2001

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.[ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15691510
________________________________________________________________________________
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons

John S. Scurci and his immediate family including his wife and children.
________________________________________________________________________________
(2) Check the Appropriate Box if a Member of a Group (See Instructions)........
(a)......X.....................................................................
(b)............................................................................
_______________________________________________________________________________
(3) SEC Use Only ..............................................................
_______________________________________________________________________________
(4) Source of Funds (See Instructions)
_____PF________________________________________________________________________
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
 or 2(e)....
_______________________________________________________________________________
(6) Citizenship or Place of Organization
           Canada
_______________________________________________________________________________
Number of Shares (7)Sole Voting Power
 .N/A...................................................
Beneficially __________________________________________________________________
Owned (8)Shared Voting Power....2,264,300......................................
by Each _______________________________________________________________________
Reporting (9)Sole Dispositive Power      ......................................
Person ____________________________________________________________
With (10)Shared Dispositive Power. 2,264,300...................................
_______________________________________________________________________________
(11)Aggregate Amount Beneficially Owned by Each Reporting Person    2,264,300.
_______________________________________________________________________________
(12)Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
_______________________________________________________________________________
(13)Percent of Class Represented by Amount in Row (11)      7.38...............
_______________________________________________________________________________
(14)Type of Reporting Person (See Instructions)................................
 .......................OO......................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
Item 1. Security and Issuer
Common Stock, Certicom Corp.

______________________________________________________________________________

Item 2. Identity and Background

(a) John Scurci and his immediate family including his wife and children (Tamara Ogorzaly(wife), Julian Scurci and Vanessa Scurci (children)).

(b)      118 Dryden Road, Bernardsville, New Jersey 07924

(c)      Private investor

(d)      No

(e)      No

(f) Except for John Scurci who is Canadian, all other members of his family are American.

________________________________________________________________________
Item 3.  Source and Amount of Funds and Other Consideration

         Personal Funds

________________________________________________________________________
Item 4.  Purpose of Transaction

(a)      N/A

(b)      N/A

(c)      N/A

(d)      Yes

(e)      No

(f)      No

(g)      No

(h)      No

(i)      No

(j)      No


Item 5.  Interest in Securities of the Issuer.

(a) 1,678,250 by John Scurci and Tamara A. Ogorzaly as Joint Tenants, 8,000 shares by Tamara Ogorzaly, 8,000 shares for Julian Scurci, 8,000 shares by Vanessa Scurci and 1500 shares by John Scurci.


(b)      John Scurci maintains investment power over all these shares.

(c) The shares described in 5(a) were purchased from June 11, 2001 thru July 10, 2001.

________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The purchase of securities was consummated as part of a group comprising of the immediate family of John Scurci including his parents.

________________________________________________________________________
Item 7.  Material to be Filed as Exhibits


N/A
________________________________________________________________________


Signature.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 ..............................................................................
Date    July 16, 2001
 ........................


Signature

 ...............................................................................
Name/Title
CUSIP No. 15691510
_______________________________________________________________________________
(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons

Ugo and Antonietta Scurci
_______________________________________________________________________________
(2) Check the Appropriate Box if a Member of a Group (See Instructions)........
(a)......X.....................................................................
(b)............................................................................
_______________________________________________________________________________
(3) SEC Use Only ..............................................................
_______________________________________________________________________________
(4) Source of Funds (See Instructions)
_____PF________________________________________________________________________
(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
 or 2(e)....
_______________________________________________________________________________
(6) Citizenship or Place of Organization
           Canada
_______________________________________________________________________________
Number of Shares (7)Sole Voting Power
 .N/A...................................................
Beneficially ____________________________________________________________
Owned (8)Shared Voting Power....2,264,300......................................
by Each ____________________________________________________________
Reporting (9)Sole Dispositive Power      ......................................
Person ____________________________________________________________
With (10)Shared Dispositive Power. 2,264,300...................................
_______________________________________________________________________________
(11)Aggregate Amount Beneficially Owned by Each Reporting Person   2,264,300
_______________________________________________________________________________
(12)Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
_______________________________________________________________________________
(13)Percent of Class Represented by Amount in Row (11)      7.38...............
_______________________________________________________________________________
(14)Type of Reporting Person (See Instructions)................................
 .......................OO......................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
 ...............................................................................
Item 1. Security and Issuer
Common Stock, Certicom Corp.

_______________________________________________________________________________

Item 2. Identity and Background

(a)      Ugo and Antonietta Scurci

(b)      118 Dryden Road, Bernardsville, New Jersey 07924

(c)      Private investors

(d)      No

(e)      No

(f)      Canadian

________________________________________________________________________
Item 3.  Source and Amount of Funds and Other Consideration

         Personal Funds

________________________________________________________________________
Item 4.  Purpose of Transaction

(a)      N/A
(b)      N/A
(c)      N/A
(d)      Yes
(e)      No
(f)      No
(g)      No
(h)      No
(i)      No
(j)      No

Item 5.  Interest in Securities of the Issuer.

(a) 561,550 by Ugo Scurci and Antonietta Scurci as joint tenants, 3,000 shares for Antonietta Scurci.
(b)      John Scurci maintains investment power over all these shares.
(c) The shares described in 5(a) were purchased from June 11, 2001 to July 10, 2001.


________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The purchase of securities was consummated as part of a group comprising of the immediate family of John Scurci.

________________________________________________________________________
Item 7.  Material to be Filed as Exhibits


N/A
________________________________________________________________________


Signature.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 ...............................................................................
Date:    July 16, 2001
 ..............................................................................
Signature: /s/ John Scurci
 ..............................................................................
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive
officer  or  general   partner  of  this  filing   person),  evidence  of  the
representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).
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